KKR REAL ESTATE FINANCE TRUST INC. REPORTS
FIRST QUARTER 2022 FINANCIAL RESULTS

New York, NY, April 25, 2022 - KKR Real Estate Finance Trust Inc. (the “Company” or “KREF”) (NYSE: KREF) today reported its financial results for the quarter ended March 31, 2022.

Reported net income attributable to common stockholders of $29.8 million, or $0.47 and $0.46 per basic and diluted share of common stock, respectively, for the three months ended March 31, 2022, compared to $35.2 million, or $0.59 per basic and diluted share of common stock, for the three months ended December 31, 2021.

Reported Distributable Earnings of $29.8 million, or $0.47 per diluted share of common stock, for the three months ended March 31, 2022, compared to ($2.9) million(1), or ($0.05) per diluted share of common stock, for the three months ended December 31, 2021.

First Quarter 2022 Highlights

•Originated and funded $843.6 million and $618.1 million, respectively, relating to nine floating-rate loans, with a weighted average appraised loan-to-value ratio (“LTV”)(2) and coupon(3) of 66% and 3.4%, respectively. Received loan repayments of $282.3 million.
•Current funded loan portfolio of $7.1 billion is 100.0% performing, 100.0% floating rate with a weighted average LTV of 67% as of March 31, 2022.
•Closed a $1.0 billion managed multifamily CLO with two-year reinvestment period providing $847.5 million of non-mark-to-market and non-recourse financing equating to an 84.75% advance rate and a weighted average cost of capital of Term SOFR plus 1.71% before transaction costs.
•Completed an accretive underwritten public offering of 6,494,155 shares of common stock at $20.83 per share, resulting in $133.8 million of net proceeds before transaction costs. The offering was $0.11 per share accretive to book value per share. Issued 6,210,000 shares of 6.50% Series A Cumulative Redeemable Preferred Stock, at a liquidation price of $25.00 per share and received net proceeds of $151.2 million.
•Increased the borrowing capacity on the corporate revolving credit facility (“Revolver”) to $520.0 million and extended the maturity date through March 2027.
•Upsized the $500.0 million term lending agreement to $750.0 million, which provides matched-term asset-based financing on a non-mark-to-market basis.
•$759.3 million liquidity position, including $173.2 million of cash and $520.0 million of undrawn capacity on the Revolver, in addition to $377.3 million of unencumbered senior loans as of March 31, 2022.
•Common book value increased to $1,321.8 million, or $19.46 per common share, as of March 31, 2022, representing eight consecutive quarters of book value per share accretion.

Matt Salem, Chief Executive Officer of KREF, said: “KREF delivered another strong quarter of distributable earnings, originations and capital markets activity. Our defensive portfolio secured by high quality real estate owned by institutional sponsors continues to deliver attractive risk adjusted returns. With quarter end liquidity over $750 million, we are well positioned to capitalize on the opportunities in this market environment.”

Patrick Mattson, President and Chief Operating Officer of KREF, added: “Strong brand recognition combined with KREF's affiliation with KKR led to record capital markets activity during the quarter including a $285 million increase in permanent equity and over $1.1 billion of incremental non-mark-to-market financing capacity.”

(1)    For the three months ended December 31, 2021, Distributable Earnings is net of $32.9 million, or ($0.55) per diluted share, of realized losses on loan write-offs.
(2)    LTV is generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated or by the current principal amount as of the date of the most recent as-is appraised value.
(3)    Weighted average coupon assumes the greater of applicable index rate, including one-month LIBOR and Term SOFR, or the applicable contractual rate floor as of March 31, 2022.

Portfolio Performance

Collected 100.0% of interest payments due on loan portfolio for the three months ended March 31, 2022. As of March 31, 2022, the average risk rating of the Company's portfolio was 2.9 (Average Risk), weighted by outstanding principal amount, consistent with that as of December 31, 2021. As of March 31, 2022, 95.0% of the Company's loans was risk-rated 3 or better.

First Quarter 2022 Investment Activity

Loan Originations

The Company committed capital and funded to the following floating-rate loans ($ in thousands):

Description/ Location	Property Type	Month Originated	Committed Principal Amount	Initial Principal Funded	Interest Rate (A)	Maturity Date(B)	LTV
Senior Loan, Brandon, FL	Multifamily	January 2022	$90,300	$61,920	+ 3.1%	February 2027	75%
Senior Loan, Washington, DC(D)	Office	January 2022	100,000	57,060	+ 3.2	February 2028	55
Senior Loan, Phoenix, AZ(E)	Industrial	January 2022	100,000	2,244	+ 4.0	February 2027	57
Senior Loan, Arlington, VA	Multifamily	January 2022	135,300	130,890	+ 2.9	February 2027	65
Senior Loan, West Hollywood, CA	Multifamily	January 2022	102,000	102,000	+ 3.0	February 2027	65
Senior Loan, San Carlos, CA(F)	Life Science	February 2022	125,000	79,809	+ 3.6	February 2027	68
Senior Loan, Queens, NY	Industrial	February 2022	55,254	52,000	+ 4.0	March 2024	68
Senior Loan, Manassas Park, VA	Multifamily	February 2022	68,000	68,000	+ 2.7	March 2027	73
Senior Loan, Plano, TX	Multifamily	March 2022	67,770	64,150	+ 2.8	April 2027	75
Total/ Weighted Average(C)			$843,624	$618,073	+ 3.2%		66%

(A)    Floating rate based on one-month LIBOR or Term SOFR. The weighted average cash coupon is 3.4% as of March 31, 2022, based on outstanding principal.
(B)    Maturity date assumes all extension options are exercised, if applicable.
(C)    Weighted average interest rate and LTV are based on committed principal amount of underlying loans.
(D)    The total whole loan is $228.5 million, co-originated by the Company and a KKR affiliate. KREF's interest is 43.8% of the loan.
(E)    The total whole loan is $195.3 million, co-originated by the Company and a KKR affiliate. KREF's interest is 51.2% of the loan.
(F)    The total whole loan is $195.9 million, co-originated by the Company and a KKR affiliate. KREF's interest is 63.8% of the loan.

Quarter End Portfolio Summary

The following table sets forth certain information regarding the Company’s portfolio(A) as of March 31, 2022 ($ in millions):

Investment	Committed Principal Amount	Outstanding Principal Amount	Amortized Cost(B)	Carrying Value(C)	Max Remaining Term (Years)(D)(E)	Weighted Average LTV(D)
Senior Loans(F)	$8,590.0	$7,098.1	$7,055.4	$7,034.9	3.5	67%
Non-Senior Loans(G)	41.5	41.5	41.0	40.8	3.7	n.a.
CMBS B-Pieces(H)	40.0	35.7	35.7	36.6	7.2	58
Total/Weighted Average	$8,671.5	$7,175.3	$7,132.1	$7,112.3	3.6	67%

(A)    Excludes one Real Estate Owned asset with a net carrying value of $78.6 million as of March 31, 2022.
(B)    Amortized cost represents the outstanding face amount of loan, net of applicable unamortized discounts, loan origination fees and write-offs.
(C)    Carrying value represents the amortized cost of loan, net of applicable allowance for credit losses. Carrying value for CMBS B-Pieces, held through an equity method investment, is measured at fair value.
(D)    Weighted by outstanding principal amount for the Company's senior, mezzanine and real estate corporate loans and by net equity for its CMBS B-Piece investments through an aggregator vehicle. Weighted average LTV excludes one real estate corporate loan to a multifamily operator with an outstanding principal amount of $41.5 million as of March 31, 2022.
(E)    Max remaining term (years) assumes all extension options are exercised, if applicable.
(F)    Senior loans include senior mortgages and similar credit quality investments, including junior participations in the Company's originated senior loans for which it has syndicated the senior participations and retained the junior participations for its portfolio.
(G)    Includes one real estate corporate loan to a multifamily operator with an outstanding principal amount of $41.5 million as of March 31, 2022. Excludes one fully funded mezzanine loan with an outstanding principal amount of $5.5 million that was fully written off.
(H)    Represents an equity method investment in RECOP I, an aggregator vehicle that invests in CMBS B-Pieces.

Non-GAAP Financial Measures

Reconciliation of Distributable Earnings to Net Income Attributable to Common Stockholders

The table below reconciles Distributable Earnings and related diluted per share amounts to net income attributable to common stockholders and related diluted per share amounts, respectively, for the three months ended March 31, 2022 and December 31, 2021 and the three months ended March 31, 2022 and 2021, respectively ($ in thousands, except per share data):

	Three Months Ended	Per Diluted Share(A)	Three Months Ended	Per Diluted Share(A)
	March 31, 2022		December 31, 2021
Net Income (Loss) Attributable to Common Stockholders	$29,796	$0.46	$35,198	$0.59
Per share impact from exclusion of potentially issuable shares under assumed conversion of the Convertible Notes(B)	—	0.01	—	—
Adjustments
Non-cash equity compensation expense	2,126	0.03	1,413	0.02
Unrealized (gains) or losses(C)	(1,032)	(0.02)	1,463	0.02
Provision for (reversal of) credit losses, net	(1,218)	(0.02)	(3,077)	(0.05)
Gain on redemption of non-voting manager units	—	—	(5,126)	(0.09)
Non-cash convertible notes discount amortization	89	—	91	—
Distributable Earnings before realized losses on loan write-offs	29,761	0.47	29,962	0.50
Realized losses on loan write-offs(D)	—	—	(32,905)	(0.55)
Distributable Earnings	$29,761	$0.47	$(2,943)	$(0.05)
Diluted weighted average common shares outstanding, Distributable Earnings(B)	63,086,452		59,364,672

(A)    Numbers presented may not foot due to rounding.
(B)    Diluted weighted average common shares outstanding for Distributable Earnings excludes 6,316,174 potentially issuable shares under assumed conversion of the Convertible Notes.
(C)    Includes ($1.0) million and ($1.1) million of unrealized mark-to-market adjustment to RECOP I's underlying CMBS investments for the three months ended March 31, 2022 and December 31, 2021, respectively. Includes $2.5 million non-cash redemption value adjustment of the Special Non-Voting Preferred Stock for the three months ended December 31, 2021.
(D)    Includes $32.1 million write-off on a defaulted senior retail loan which the Company took title of the underlying property and $0.9 million write-off of the remaining balance on an impaired mezzanine retail loan during the three months ended December 31, 2021.

	Three Months Ended	Per Diluted Share(A)	Three Months Ended	Per Diluted Share(A)
	March 31, 2022		March 31, 2021
Net Income (Loss) Attributable to Common Stockholders	$29,796	$0.46	$29,184	$0.52
Per share impact from exclusion of potentially issuable shares under assumed conversion of the Convertible Notes(B)	—	0.01	—	—
Adjustments
Non-cash equity compensation expense	2,126	0.03	1,994	0.04
Unrealized (gains) or losses(C)	(1,032)	(0.02)	708	0.01
Provision for (reversal of) credit losses, net	(1,218)	(0.02)	(1,588)	(0.03)
Non-cash convertible notes discount amortization	89	—	89	—
Distributable Earnings	$29,761	$0.47	$30,387	$0.55
Diluted weighted average common shares outstanding, Distributable Earnings(B)	63,086,452		55,731,061

(A)    Numbers presented may not foot due to rounding.
(B)    Diluted weighted average common shares outstanding for Distributable Earnings excludes 6,316,174 potentially issuable shares under assumed conversion of the Convertible Notes.
(C)    Includes ($1.0) million and $0.0 million of unrealized mark-to-market adjustment to RECOP I's underlying CMBS investments for the three months ended March 31, 2022 and 2021, respectively. Includes $0.7 million non-cash redemption value adjustment of the Special Non-Voting Preferred Stock for the three months ended March 31, 2021.

Book Value

The Company’s book value per share of common stock was $19.46 as of March 31, 2022, as compared to book value per share of common stock of $19.37 as of December 31, 2021.

Book value per share as of March 31, 2022 includes the impact of an estimated CECL allowance of $22.5 million, or ($0.33) per common share. See Note 2 — Summary of Significant Accounting Policies, to the Company's condensed consolidated financial statements included in the Form 10-Q for the period ended March 31, 2022 for detailed discussion of allowance for credit losses.

Subsequent Events

The following events occurred subsequent to March 31, 2022:

Investing Activities

The Company committed capital and funded to the following floating-rate loans ($ in thousands):

Description/ Location	Property Type	Month Originated	Committed Principal Amount	Initial Principal Funded	Interest Rate (A)	Maturity Date(B)	LTV
Senior Loan, Carrollton, TX	Multifamily	April 2022	$48,477	$43,449	+ 2.9%	April 2027	74%
Senior Loan, Dallas, TX	Multifamily	April 2022	43,890	38,308	+ 2.9%	April 2027	73
Senior Loan, San Antonio, TX	Multifamily	April 2022	57,600	55,200	+ 2.7%	May 2027	79
Total/ Weighted Average(C)			$149,967	$136,957	+ 2.8%		76%

(A)    Floating rate based on Term SOFR.
(B)    Maturity date assumes all extension options are exercised, if applicable.
(C)    Weighted average interest rate and LTV are based on committed principal amount of underlying loans.

Financing Activities

In April 2022, the Company increased the borrowing capacity under its Revolver from $520.0 million to $610.0 million.

Corporate Activities

Dividends

In April 2022, the Company paid $29.2 million in dividends on its common stock, or $0.43 per share, with respect to the first quarter of 2022, to stockholders of record on March 31, 2022.

Teleconference Details:

The Company will host a conference call to discuss its financial results on Tuesday, April 26, 2022 at 10:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s first quarter 2022 earnings teleconference call should dial from the U.S., (844) 784-1730, or from outside the U.S., +1 (412) 380-7410, shortly before 10:00 a.m. and reference the KKR Real Estate Finance Trust Inc. Teleconference Call; a pass code is not required. Please note the teleconference call will be available for replay beginning approximately two hours after the broadcast. To access the replay, callers from the U.S. should dial (877) 344-7529 and callers from outside the U.S. should dial +1 (412) 317-0088, and enter conference identification number 9433785.

Webcast:

The conference call will also be available on the Company’s website at www.kkrreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the webcast will also be available for 30 days on the Company’s website.

Supplemental Information

The slide presentation accompanying this release and containing supplemental information about the Company’s financial results for the fiscal quarter ended March 31, 2022 may also be accessed through the investor relations section of the Company’s website at www.kkrreit.com.

About KKR Real Estate Finance Trust Inc.

KKR Real Estate Finance Trust Inc. (NYSE: KREF) is a real estate investment trust that primarily originates or acquires transitional senior loans collateralized by institutional-quality commercial real estate assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. The Company's target assets also include mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. The Company is externally managed and advised by KKR Real Estate Finance Manager LLC, a registered investment adviser and an indirect subsidiary of KKR & Co. Inc., a leading global alternative investment firm with a 45-year history of leadership, innovation and investment excellence and $470.6 billion of assets under management as of December 31, 2021.

Additional information can be found on the Company’s website at www.kkrreit.com.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, its future operations and financial performance. You can identify these forward looking statements by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “should,” “seek,” “approximately,” “predict,” “intend,” “will,” “plan,” “estimate,” “anticipate,” the negative version of these words, other comparable words or other statements that do not relate strictly to historical or factual matters. By their nature, forward-looking statements speak only as of the date they are made, are not statements of historical fact or guarantees of future performance and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. Such forward-looking statements are subject to various risks and uncertainties, including, among other things: the potential negative impacts of COVID-19 on the global economy and on the Company’s loan portfolio, financial condition and business operations; how widely utilized COVID-19 vaccines will be, whether they will be effective in preventing the spread of COVID-19 (including its variant strains), and their impact on the ultimate severity and duration of the COVID-19 pandemic; actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact; adverse developments in the availability of desirable investment opportunities whether they are due to competition, regulation or otherwise; the general political, economic and competitive conditions in the United States and in any foreign jurisdictions in which the Company invests; the level and volatility of prevailing interest rates and credit spreads, including as a result of the planned discontinuance of LIBOR and the transition to alternative reference rates; adverse changes in the real estate and real estate capital markets; difficulty or delays in redeploying the proceeds from repayments of the Company’s existing investments; general volatility of the securities markets in which the Company participates; changes in the Company’s business, investment strategies or target assets; deterioration in the performance of the properties securing the Company’s investments that may cause deterioration in the performance of the Company’s investments and, potentially, principal losses to the Company; acts of God such as hurricanes, earthquakes and other natural disasters, pandemics such as COVID-19, acts of war and/or terrorism and other events that may cause unanticipated and uninsured performance declines and/or losses to the Company or the owners and operators of the real estate securing the Company’s investments; the economic impact of escalating global trade tensions, and the conflict between Russia and Ukraine, and the adoption or expansion of economic sanctions or trade restrictions; the adequacy of collateral securing the Company’s investments and declines in the fair value of the Company’s investments; difficulty in obtaining financing or raising capital; difficulty in successfully managing the Company’s growth, including integrating new assets into the Company’s existing systems; reductions in the yield on the Company’s investments and increases in the cost of the Company’s financing; defaults by borrowers in paying debt service on outstanding indebtedness; the availability of qualified personnel and the Company’s relationship with its Manager; subsidiaries of KKR & Co. Inc. have significant influence over the Company and KKR's interests may conflict with those of the Company’s stockholders in the future; the cost of operating the Company’s platform, including, but not limited to, the cost of operating a real estate investment platform; adverse legislative or regulatory developments; the Company’s qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes and the Company’s exclusion from registration under the Investment Company Act of 1940, as amended (the "Investment Company Act"); authoritative accounting principles generally accepted in the United States of America ("GAAP") or policy changes from such standard-setting bodies such as the Financial Accounting Standards Board (the "FASB"), the Securities and Exchange Commission (the "SEC"), the Internal Revenue Service, the New York Stock Exchange and other authorities that the Company is subject to, as well as their counterparts in any foreign jurisdictions where the Company might do business; and other risks and uncertainties, including those described under Part I-Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in this release. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and information included in this release and in the Company’s filings with the SEC. All forward-looking statements in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

CONTACT INFORMATION

Investor Relations:
KKR Real Estate Finance Trust Inc.
Jack Switala
Tel: +1-888-806-7781 (U.S.) / +1-212-763-9048 (Outside U.S.)
KREF-IR@kkr.com

Media:
Kohlberg Kravis Roberts & Co. L.P.
Cara Major or Miles Radcliffe-Trenner
Tel: +1-212-750-8300
media@kkr.com

Definitions:

“Loan-to-value ratio”: Generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated or by the current principal amount as of the date of the most recent as-is appraised value. For the CMBS B-Pieces, LTV is based on the weighted average LTV of the underlying loan pool.

“Distributable Earnings”: Distributable Earnings, a measure that is not prepared in accordance with GAAP, is a key indicator of the Company's ability to generate sufficient income to pay its quarterly dividends and in determining the amount of such dividends, which is the primary focus of yield/income investors who comprise a significant portion of the Company’s investor base. Accordingly, the Company believes providing Distributable Earnings on a supplemental basis to its net income as determined in accordance with GAAP is helpful to its stockholders in assessing the overall performance of the Company’s business.

The Company defines Distributable Earnings as net income (loss) attributable to stockholders or, without duplication, owners of the Company’s subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (iv) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items agreed upon after discussions between the Company’s manager and board of directors and after approval by a majority of the Company’s independent directors. The exclusion of depreciation and amortization from the calculation of Distributable Earnings only applies to debt investments related to real estate to the extent the Company forecloses upon the property or properties underlying such debt investments.

While Distributable Earnings excludes the impact of the Company’s unrealized current provision for credit losses, any loan losses are charged off and realized through Distributable Earnings when deemed non-recoverable. Non-recoverability is determined (i) upon the resolution of a loan (i.e. when the loan is repaid, fully or partially, or in the case of foreclosure, when the underlying asset is sold), or (ii) with respect to any amount due under any loan, when such amount is determined to be non-collectible.

Distributable Earnings should not be considered as a substitute for GAAP net income. The Company cautions readers that its methodology for calculating Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, the Company’s reported Distributable Earnings may not be comparable to similar measures presented by other REITs.

The weighted average diluted shares outstanding used for purposes of calculating Distributable Earnings per diluted weighted average share has been adjusted from the weighted average diluted shares outstanding under GAAP to exclude potential shares that may be issued upon the conversion of the Convertible Notes. Consistent with the treatment of other unrealized adjustments to Distributable Earnings, these potentially issuable shares are excluded until a conversion occurs, which we believe is a useful presentation for investors. We believe that excluding shares issued in connection with a potential conversion of the Convertible Notes from our computation of Distributable Earnings per diluted weighted average share is useful to investors for various reasons, including: (i) conversion of Convertible Notes to shares would require the holder of a note to elect to convert the Convertible Note and for us to elect to settle the conversion in the form of shares, and we currently intend to settle the Convertible Notes in cash; (ii) future conversion decisions by note holders will be based on our stock price in the future, which is presently not determinable; and (iii) we believe that when evaluating our operating performance, investors and potential investors consider our Distributable Earnings relative to our actual distributions, which are based on shares outstanding and not shares that might be issued in the future.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands, except share and per share data)

	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents(A)	$173,178	$271,487
Commercial mortgage loans, held-for-investment	6,772,884	6,316,733
Less: Allowance for credit losses	(20,676)	(22,244)
Commercial mortgage loans, held-for-investment, net	6,752,208	6,294,489
Real estate owned, net	78,569	78,569
Equity method investments	36,595	35,537
Accrued interest receivable	19,091	15,241
Other assets(B)(C)	90,122	7,916
Total Assets	$7,149,763	$6,703,239

Liabilities and Equity
Liabilities
Secured financing agreements, net	$3,035,230	$3,726,593
Collateralized loan obligations, net	1,929,616	1,087,976
Secured term loan, net	337,971	338,549
Convertible notes, net	142,193	141,851
Dividends payable	29,411	26,589
Accrued interest payable	9,528	6,627
Accounts payable, accrued expenses and other liabilities(D)	7,426	7,521
Due to affiliates	8,668	5,952
Total Liabilities	5,500,043	5,341,658

Commitments and Contingencies	—	—

Permanent Equity
Preferred Stock, 50,000,000 shares authorized
Series A cumulative redeemable preferred stock, $0.01 par value (13,110,000 and 6,900,000 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively; liquidation preference of $25.00 per share)	131	69
Common stock, $0.01 par value, 300,000,000 authorized (71,834,030 and 65,271,058 shares issued; 67,933,704 and 61,370,732 shares outstanding as of March 31, 2022 and December 31, 2021, respectively)	679	613
Additional paid-in capital	1,747,340	1,459,959
Accumulated deficit	(37,616)	(38,208)
Repurchased stock (3,900,326 shares repurchased as of March 31, 2022 and December 31, 2021)	(60,999)	(60,999)
Total KKR Real Estate Finance Trust Inc. stockholders’ equity	1,649,535	1,361,434
Noncontrolling interests in equity of consolidated joint venture	185	147
Total Permanent Equity	1,649,720	1,361,581
Total Liabilities and Equity	$7,149,763	$6,703,239

(A)    Includes $54.0 million held in collateralized loan obligation as of December 31, 2021.
(B)    Includes $1.7 million and $2.3 million of restricted cash as of March 31, 2022 and December 31, 2021, respectively.
(C)    Includes $80.9 million of pre-close loan fundings into escrow as of March 31, 2022.
(D)    Includes $1.8 million and $1.5 million of expected loss reserve for unfunded loan commitments as of March 31, 2022 and December 31, 2021, respectively.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Net Interest Income
Interest income	$73,230	$64,766
Interest expense	32,459	27,383
Total net interest income	40,771	37,383

Other Income
Revenue from real estate owned operations	2,629	—
Income (loss) from equity method investments	1,886	1,090
Other income	1,915	66
Total other income (loss)	6,430	1,156

Operating Expenses
General and administrative	4,446	3,505
Provision for (reversal of) credit losses, net	(1,218)	(1,588)
Management fee to affiliate	6,007	4,290
Incentive compensation to affiliate	—	2,192
Expenses from real estate owned operations	2,554	—
Total operating expenses	11,789	8,399

Income (Loss) Before Income Taxes, Noncontrolling Interests, Preferred Dividends, Redemption Value Adjustment and Participating Securities' Share in Earnings	35,412	30,140
Income tax expense	—	48
Net Income (Loss)	35,412	30,092
Noncontrolling interests in (income) loss of consolidated joint venture	56	—
Net Income (Loss) Attributable to KKR Real Estate Finance Trust Inc. and Subsidiaries	35,468	30,092
Preferred stock dividends and redemption value adjustment	5,326	908
Participating securities' share in earnings	346	—
Net Income (Loss) Attributable to Common Stockholders	$29,796	$29,184

Net Income (Loss) Per Share of Common Stock
Basic	$0.47	$0.52
Diluted	$0.46	$0.52
Weighted Average Number of Shares of Common Stock Outstanding
Basic	63,086,452	55,619,428
Diluted	69,402,626	55,731,061

Dividends Declared per Share of Common Stock	$0.43	$0.43